Exhibit 99.1
LKQ Corporation Announces Lower Expected Third Quarter and 2004 Earnings

Chicago, IL--October 14, 2004--LKQ Corporation (NASDAQ: LKQX) today reported that it expects its diluted earnings per share will be approximately $0.20 for the third quarter of 2004 and approximately $0.88 to $0.92 for the full year. On July 29, 2004, we projected diluted earnings per share of $0.22 to $0.24 for the third quarter and $0.92 to $0.97 for the full year.

“We have been adversely affected by a number of factors, including the hurricanes that disrupted our business and our customers’ businesses in Florida and other Eastern seaboard states, the decrease in automobile travel and accidents due to, among other factors, higher gas prices, and the higher costs we have seen to procure replacement parts,” said Joe Holsten, President and Chief Executive Officer. “On the other hand, we believe that the automobile damage caused by the weather in Florida and the other Eastern seaboard states should have a positive impact on our business in future quarters.”

Conference Calls

We will host an audio webcast to discuss this release on Friday, October 15, 2004 at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until November 15, 2004.

We will release third quarter 2004 financial earnings results on Thursday, October 28, 2004 before 7:00 a.m. Eastern Time. We will host an audio webcast to discuss our third quarter results on Thursday, October 28, 2004 at 10:30 a.m. Eastern Time (9:30 a.m. Central Time). The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until November 28, 2004.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 41 sales and processing facilities, 4 self-service retail automotive parts facilities and 11 redistribution centers that reach most major markets in the United States. In addition, we have 3 facilities in Central America. Through our subsidiary Global Trade Alliance, Inc., which operates under the trade name Action Crash Parts, LKQ is also one of the largest suppliers in the Midwest of aftermarket collision automotive replacement parts, operating in 20 locations serving 15 states primarily east of the Mississippi River.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

•	the availability and cost of salvage vehicles;
•	pricing of new OEM replacement parts;
•	variations in vehicle accident rates;
•	changes in state or federal laws or regulations affecting our business;
•	fluctuations in fuel prices;
•	severity of weather and seasonality of weather patterns;
•	the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;
•	declines in asset values;
•	uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;
•	increasing competition in the automotive parts industry;
•	our ability to increase or maintain revenue and profitability at our facilities;
•	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;
•	our ability to operate within the limitations imposed by financing arrangements;
•	our ability to obtain financing on acceptable terms to finance our growth;
•	our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;
•	our ability to develop and implement the operational and financial systems needed to manage our growing operations; and
•	other risks that are described in our Form 10-K filed March 24, 2004 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT:      LKQ Corporation
Mark T. Spears, Senior Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com